   As filed with the Securities and Exchange Commission on September 30, 1996
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                     -----------------------------------

                                    Form S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                     -----------------------------------

                          SNYDER COMMUNICATIONS, INC.
           (Exact name of registrant as specified in its charter)

           Delaware                                      52-1983617
 (State or Other Jurisdiction of                      (I.R.S. Employer
 Incorporation or Organization)                      Identification No.)

                              6903 Rockledge Drive
                                   15th Floor
                           Bethesda, Maryland  20817
                                 (301) 571-1236
                    (Address of Principal Executive Offices)

                     -----------------------------------

                          Snyder Communications, Inc.
                           1996 Stock Incentive Plan
                            (Full Title of the Plan)

                     -----------------------------------

                                 Brian Benhaim
                              6903 Rockledge Drive
                                   15th Floor
                           Bethesda, Maryland  20817
                    (Name and Address of Agent for Service)

                                 (301) 579-1236
        (Telephone Number, Including Area Code, of Agent for Service)

                                   Copies to:
                           Thomas H. McCormick, Esq.
                       Shaw, Pittman, Potts & Trowbridge
                              2300 N Street, N.W.
                            Washington, D.C.  20037
                                 (202) 663-8000

                        Calculation of Registration Fee


- ------------------------------------------------------------------------------------------------------------
Title of securities       Amount to be      Proposed maximum         Proposed maximum          Amount of
 to be registered          registered      aggregate offering       aggregate offering        registration
                                             price per unit               price                   fee
- ------------------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value
per share              5,000,000 shares        $21.125 (1)           $105,625,000 (1)          $36,422
- ------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, the calculation of the registration fee is based on the average of the high and low prices reported for the registrant's Common Stock on September 25, 1996.

                                    PART II

               Information Required in the Registration Statement

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which are on file with the Securities and Exchange Commission, are incorporated herein by this reference and made a part hereof:

         (a) the Registration Statement on Form S-1 (Registration Statement No. 333-7495) as filed with the Securities and Exchange Commissions by Snyder Communications, Inc., a Delaware corporation (the "Company"), on July 3, 1996, and as amended by Amendment No. 1 to the Registration Statement filed on August 15, 1996, Amendment No. 2 to the Registration Statement filed on August 27, 1996, Amendment No. 3 to the Registration Statement filed on August 30, 1996, Amendment No. 4 to the Registration Statement filed on September 4, 1996, and Amendment No. 5 to the Registration Statement on September 23, 1996 (as amended, the "Registration Statement").

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by this reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         The Certificate of Incorporation of the Company (the "Certificate of Incorporation") authorizes the issuance of up to 120,000,000 shares of common stock, par value $.001 per share (the "Common Stock"). Holders of Common Stock ("Holders") are entitled to one vote per share for each share held of record on all matters submitted to a vote of the stockholders. Holders are entitled to receive ratably such dividends as may be declared by the Board of Directors on the Common Stock out of funds legally available therefor. The Holders have no preemptive rights, cumulative voting rights, or rights to convert shares of Common Stock into any other securities, and are not subject to future calls or assessments by the Company.

         The Certificate of Incorporation authorizes the Board of Directors to issue up to an aggregate of 5,000,000 shares of preferred stock (the "Preferred Stock"), to establish one or more series of preferred stock (the "Preferred Stock") and to determine, with respect to any series of Preferred Stock, the preferences, rights and other terms of such series. The Company believes that the ability of the Board of Directors to issue one or more series of Preferred Stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs. The authorized shares of Preferred Stock, as well as shares of Common Stock, would be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of the stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Directors has no present intention to do so, it could, in the future, issue a series of Preferred Stock, which, due to its terms, could impede a merger, tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests.

         The Company is subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware (the "Antitakeover Law") regulating corporate takeovers. The Antitakeover Law prevents certain Delaware corporations, including those whose securities are listed on the New York Stock Exchange, from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's Board of Directors) for three years following the date that such stokcholder became an "interested stockholder." A Delaware corporation may "opt out" of the Antitakeover Law with an express provision in its original certificate of incorporation, or an express provision in its certificate of incorporation or bylaws resulting from a stockholder's amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the application of the Antitakeover Law.

         The Company's Certificate of Incorporation does not provide for cumulative voting in the election of directors. The Company's Bylaws provide that stockholders holding, in the aggregate, not less than twenty-five percent of the Common Stock are permitted to call a special meeting of the stockholders.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Delaware General Corporation Law (the "Delaware Law") provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases; and
(iv) for any transaction from which the director derives an improper personal benefit. The Certificate of Incorporation and Bylaws of the Company provide for the elimination and limitation of the personal liability of directors of the Company for monetary damages to the fullest extent permitted by the Delaware Law. In addition, the Certificate of Incorporation and Bylaws provide that if the Delaware Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the Delaware Law, as so amended. The effect of this provision is to eliminate the right of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Bylaws provide that the Company shall, to the full extent permitted by the Delaware Law, as amended from time to time, indemnify and advance expenses to each of its currently acting and former directors, officers, employees and agents.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         Exhibit
         Number           Description of Exhibit
         -------          ----------------------
         4(a)             The Company's Certification of Incorporation,  filed as Exhibit 3.1 to the Registration Statement, is incorporated herein by this reference.

         4(b)             The Bylaws of the Company, filed as Exhibit 3.2 to the Registration Statement, is incorporated herein by reference.

         5                Opinion of Counsel, Shaw, Pittman, Potts & Trowbridge (filed herewith).

         23(a)            Consent of Arthur Andersen LLP, Independent Accountants (filed herewith).

         23(b)            Consent of Counsel, Shaw, Pittman, Potts & Trowbridge (filed as part of Exhibit 5 hereto).

ITEM 9.  UNDERTAKINGS.

         (a)     The registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statements:

                          (i)     To include any prospectus required by
                                  Section 10(a)(3) of the Securities Act of
                                  1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                 provided, however, that paragraphs (a)(1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report filed pursuant to Section 13(a) or 15(d) (relating to employers which have registered stock under the 1933 Act) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on this 30th day of September 1996.

                                    SNYDER COMMUNICATIONS, INC.
                                    a Delaware corporation
                                    (Registrant)


                                      /s/ DANIEL M. SNYDER
                                    ---------------------------------------
                                    Daniel M. Snyder
                                    Chairman of the Board of Directors,
                                    President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                       Title                            Date
- ----                                       -----                            ----
                                           Chairman of the Board,
                                           President and Chief
                                           Executive Officer
                                           (Principal Executive
  /s/ DANIEL M. SNYDER                     Officer)                         September 30, 1996
- ------------------------------------
Daniel M. Snyder


                                           Vice Chairman, Chief
                                           Operating Officer and
  /s/ MICHELE D. SNYDER                    Director                         September 30, 1996
- -------------------------------------
Michele D. Snyder


                                           Senior Vice President of
                                           Corporate Development
  /s/ BRIAN BENHAIM                        and Director                     September 30, 1996
- -------------------------------------
Brian Benhaim

Name                                       Title                            Date
- ----                                       -----                            ----
                                           Chief Financial Officer
                                           (Principal Financial
  /s/ A. CLAYTON PERFALL                   Officer)                         September 30, 1996
- -------------------------------------
A. Clayton Perfall

                                           Chief Accounting
                                           Officer (Principal
  /s/ DAVID B. PAUKEN                      Accounting Officer)              September 30, 1996
- --------------------------------------
David B. Pauken

                                 EXHIBIT INDEX

Exhibit                                                                        Sequentially
Number         Description of Exhibit                                          Numbered Page
- -------        ----------------------                                          -------------
    5          Opinion of Counsel, Shaw, Pittman, Potts & Trowbridge
    23(a)      Consent of Arthur Andersen LLP, Independent Accountants
    23(b)      Consent of Counsel, Shaw, Pittman, Potts & Trowbridge (filed as part of Exhibit 5 hereto)





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